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                                                                    Exhibit 2(c)


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
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         This FIRST AMENDMENT, dated as of July 27, 1998 (this "Amendment"), to the Agreement and Plan of Merger is by and among Stone & Thomas, a West Virginia corporation ("S&T"), The Elder-Beerman Stores Corp., an Ohio corporation ("Parent"), The Elder-Beerman Acquisition Corp., an Ohio corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and G. Ogden Nutting and Wilbur S. Jones, Jr., as Representatives.

         WHEREAS, S&T, Parent, Merger Sub and the Representatives are each parties to that certain Agreement and Plan of Merger, dated as of June 18, 1998 (the "Agreement");

         WHEREAS, the Agreement contained a scrivener's error, by which Merger Sub, an Ohio corporation, was inaccurately identified as a West Virginia corporation, and the parties to the Agreement desire to correct the scrivener's error and certain related scrivener's errors contained in the Agreement;

         WHEREAS, prior to the Closing Date, S&T paid $165,554.32 to discharge and satisfy certain past due rent liabilities due and owing to Cafaro Company (the "Cafaro Liability") under S&T's leases for its Ohio Valley Mall, Huntington Mall, and Meadowbrook Mall stores, which Cafaro Liability should have been, but was not, disclosed by S&T on Schedule 2.1(j) to the Agreement;

         WHEREAS, S&T is a party to three equipment leases with Sensormatic (the "Sensormatic Leases") for certain equipment used by S&T at its Charlottesville, Virginia, Beckley, West Virginia, and Huntington, West Virginia stores, which Sensormatic Leases should have been, but were not, disclosed by S&T on Schedule 2.1(h) to the Agreement;

         WHEREAS, Parent has agreed that the Surviving Corporation will assume S&T's obligations under the Sensormatic Lease, and, in consideration thereof, S&T has agreed to pay all costs and expenses (the "Sensormatic Liability") associated with removing the Sensormatic equipment from S&T's Charlottesville, Virginia and Beckley, West Virginia stores and re-installing it at the locations designated by Parent upon the terms and conditions set forth in this Amendment;

         WHEREAS, the parties desire to reduce the Merger Consideration by the amount of the Cafaro Liability and the Sensormatic Liability;

         NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 9.1 of the Agreement, all of the parties to the Agreement hereby consent to amend the Agreement as follows:

         1. The preamble of the Agreement is hereby amended and restated in its entirety as follows:

                  "This AGREEMENT AND PLAN OF MERGER, dated as of June 18, 1998 (the "Agreement"), is by and among Stone & Thomas, a West Virginia corporation ("S&T"), The Elder-Beerman Stores Corp., an Ohio corporation ("Parent"), The Elder-Beerman Acquisition





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                  Corp., an Ohio corporation and wholly-owned subsidiary of
                  Parent ("Merger Sub"), and G. Ogden Nutting and Wilbur S. Jones, Jr., as Representatives (as hereinafter defined)."

         2. Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

                  "1.1 MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law ("OGCL") and the West Virginia Corporation Act ("WVCA"), the Merger shall be effected and Merger Sub shall be merged with and into S&T at the Effective Time (as defined in Section 1.3 below). At the Effective Time, the separate corporate existence of Merger Sub shall cease and S&T shall be the surviving corporation (the "Surviving Corporation") and S&T shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the OGCL and the WVCA."

         3. Section 1.3 is hereby amended and restated in its entirety as follows:

                  "1.3 CERTIFICATE OF MERGER/ARTICLES OF MERGER. On the Closing Date, S&T and Merger Sub shall cause a certificate of merger meeting the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger"), to be properly executed and filed in accordance with the OGCL, and S&T and Merger Sub shall cause articles of merger meeting the requirements of Section 31-1-36 of the WVCA (the "Articles of Merger") to be properly executed and filed in accordance with the WVCA. The Merger shall be effective, for corporate law purposes, at the time and on the latter date of (i) the filing of the Certificate of Merger in accordance with the OGCL, or (ii) the issuance of a certificate of merger by the Secretary of State of West Virginia in accordance with Section 31-1-37 of the WVCA (the "Effective Time")."

         4. Section 1.4 of the Agreement is hereby amended and restated in its entirety as follows:

                  "1.4 EFFECTS OF MERGER. The Merger shall have effects set forth in the applicable provisions of the OGCL and the WVCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of S&T and Merger Sub shall vest in the Surviving Corporation, and all liabilities of S&T and Merger Sub shall become the liabilities of the Surviving Corporation."

         5. Section 1.5 of the Agreement is hereby amended and restated in its entirely as follows:

                  "1.5 ARTICLES OF INCORPORATION. The articles of incorporation of S&T in effect immediately prior to the Effective Time shall be the articles of incorporation


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                  of the Surviving Corporation (the "Articles") unless changed or amended in accordance with the provisions thereof and applicable law; PROVIDED, HOWEVER, that Article First of the Articles of S&T shall be amended to read as follows:

                  The name of the corporation is Elder-Beerman West Virginia, Inc."

         6. Section 1.6 of the Agreement is hereby amended and restated in its entirety as follows:

                  "1.6 BYLAWS. The bylaws of S&T in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws") unless changed or amended in accordance with the provisions thereof and of the Articles and applicable law."

         7. Section 1.11(a) of the Agreement is hereby amended and restated in its entirety as follows:

                  "1.11 ESCROW. (a) Prior to or concurrently with the Effective
                  Time: (i) Parent and S&T shall enter into an escrow agreement, in the form attached hereto as EXHIBIT A (the "Escrow Agreement"), with such escrow agent as may be designated by Parent (the "Escrow Agent") and G. Ogden Nutting and Wilbur S. Jones, Jr., as representatives of the holders of S&T Common Shares (the "Representatives"); and (ii) subject to Section 7.4(c)(iv), Parent shall deposit with the Escrow Agent, pursuant to the Escrow Agreement, Three Million Dollars ($3,000,000) in immediately available funds (the "Escrow Funds"). Upon being deposited with the Escrow Agent pursuant to the Escrow Agreement, the Escrow Funds and any and all earnings thereon and proceeds thereof held by the Escrow Agent (collectively, the "Escrowed Property") shall be subject in all respects to the provisions of the Escrow Agreement and shall be held and disbursed by the Escrow Agent in accordance with the provisions of the Escrow Agreement. In accordance with the provisions of the Escrow Agreement, the Escrowed Property shall be held in escrow by the Escrow Agent for a period of eighteen (18) months after which time any remaining Escrowed Property will be disbursed, on a pro rata basis, to the Certificate holders of S&T Common Shares; PROVIDED, HOWEVER, that such portion of the Escrowed Property sufficient to completely discharge the amount of any claim for indemnification made by written demand before the expiration of such 18-month period (as provided in Section 1.11(b) and the Escrow Agreement) shall be held in escrow by the Escrow Agent beyond the 18-month period until such claim has been fully resolved. On the Closing Date, to provide a fund to reimburse all out-of-pocket expenses incurred by the Representatives in connection with their service as Representatives, Parent shall pay to the Representative the sum of One Hundred Thousand Dollars ($100,000), which amount shall be deducted from the aggregate Merger Consideration otherwise to be deposited into the Exchange Fund and any


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                  unused portions of such amount shall be distributed by the
                  Representative to the holders of S&T Common Shares in proportion to their Proportionate Share (as defined in the Escrow Agreement) at the termination of the Escrow Agreement.

         8.       REDUCTION OF THE MERGER CONSIDERATION.

                  a. To reduce the Merger Consideration by the amount of the Cafaro Liability (with an additional adjustment necessary due to rounding), the text "$595.49" appearing in Section 1.9(c) of the Agreement is hereby deleted and the text "$590.01" is inserted in lieu thereof.

                  b. If after the Closing, it is determined that the Cafaro Liability was overstated and the Cafaro Corporation returns to Parent any overpayment made by S&T to discharge the Cafaro Liability (the "Returned Overpayment"), Parent will pay the Returned Overpayment into, and the Returned Overpayment will become part of, the Escrowed Property. The Returned Overpayment will be distributed in accordance with the terms and conditions of the Escrow Agreement.

         9. PAYMENT TO PARENT FROM THE ESCROWED PROPERTY. The parties agree that as soon as the amount of the Sensormatic Liability is ascertained, Parent will be entitled to reimbursement for the Sensormatic Liability from the Escrowed Property. The parties agree that the Escrow Agent may make a payment or payments from the Escrowed Property to Parent for all costs and expenses associated with the Sensormatic Liability upon the Parent's submission to the Escrow Agent of a written claim or claims, as the case may be, for such payment.

         10. MISCELLANEOUS. The Agreement shall, except as provided above, remain unchanged and continue in full force and effect. All initially capitalized terms used in this Amendment without definition shall have the respective meanings set forth in the Agreement. All and any references in any of the Transaction Documents to the Agreement shall be deemed to be references to the Agreement, as amended by this Amendment.

         11. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same Amendment.

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